Exhibit 14(b)









                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on USAllianz Variable Insurance Products Trust's (the "Registrant") Form N-14 (the "Registration Statement") our report dated February 23, 2002, relating to the financial statements and financial highlights of the Administrative Share classes appearing in the December 31, 2001, Annual Report to Shareholders of the Total Return Portfolio (a Portfolio of PIMCO Variable Insurance Trust) which is also incorporated by reference into the Registration Statement.


PRICEWATERHOUSECOOPERS LLP

Kansas City, Missouri
September 20, 2002